Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of City Holding Company and Subsidiaries:
1)Registration Statement (Form S-8 No. 333-87667) of City Holding Company pertaining to the 1993 Incentive Plan,
2)Registration Statement (Form S-8 No. 333-115282) of City Holding Company pertaining to the 2003 Incentive Plan, and
3)Registration Statement (Form S-8 No. 333-189055) of City Holding Company pertaining to the 2013 Incentive Plan;

of our report dated February 22, 2023, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in this Annual Report on Form 10-K for City Holding Company and Subsidiaries for the year ended December 31, 2022.

/s/ Crowe LLP
Washington, D.C.
February 22, 2023